                                       News Release

 FOR IMMEDIATE  RELEASE                Contact:  Bernard F. Denoyer
                                                 Investor Relations/CFO
                                                 (203)973-6813
                                                 bernard.denoyer@metagroup.com

                                                 Suzanne  Novak
                                                 Director,  Marketing
                                                 Communications
                                                 (203) 973-6938
                                                 suzanne.novak@metagroup.com

                  META Group Acquires The Sentry Group, Inc.

STAMFORD, CT, October 21, 1998 -- META Group, Inc. (NASDAQ:METG), a leading independent provider of information technology (IT) advisory, publication, and consulting services, announced today it has completed the previously announced acquisition of all capital stock of The Sentry Group, Inc., for an initial payment of 195,066 shares of META Group common stock and a contingent payment of up to $7.0 million in stock or cash (at META Group's option) in the event certain financial targets are met by Sentry for the 1999 fiscal year. In addition, META Group issued to Sentry stockholders warrants to purchase up to 200,000 shares of META Group common stock at $30.00 per share, 125,000 shares of which are currently exercisable and 75,000 shares of which are contingent on Sentry achieving certain financial targets in fiscal year 1999. This acquisition will be accounted for as a purchase and META Group management expects the acquisition to be slightly accretive to earnings in fiscal 1999. It is anticipated that 150,101 shares of the initial payment of 195,066 shares will be registered by META Group pursuant to the terms of a registration rights agreement.

     Sentry, headquartered in Westborough, Massachusetts, helps companies resolve the critical problems of widespread inefficiency often found in outsourcing and the lost business value from unrealized IT investments. Sentry has worked with various Global 2000 companies, including Marriott, Emery Worldwide, and Georgia-Pacific. Sentry became a partnership company of Safeguard Scientifics, Inc., (NYSE:SFE) in 1996, when it was created from the merger of Value Sourcing Group and Sentry Technology Group.

     "The Sentry acquisition continues to evolve META Group's service offering toward a rapidly growing sector of the market, which is demanding more definitive value base services. Sentry's strong business value consulting methodology extends and complements META Group Consulting's IT subject-matter expertise, and increases our addressable market on the consultative side of the spectrum," said Dale Kutnick, president, CEO and co-research director of META Group.
                                    -- More --

     "We look at this as an excellent investment opportunity -- to take our original investment in Sentry and turn it into an investment in META
Group, a successful public company, which we believe is well positioned to capitalize on the Sentry value proposition," said Warren V. Musser, chairman and CEO of Safeguard Scientifics, Inc., and Sentry's largest shareholder before the acquisition by META Group.

About META Group

     META Group helps companies make better IT decisions by providing research and unlimited analyst consultation relevant to their specific business needs. Offering advisory services, consulting/ benchmarking, and publications that span the full spectrum of IT, META Group addresses the latest technologies, industry trends, and business challenges. With more than 1,600 client companies worldwide, META Group differentiates itself from other information providers through its commitment to highly personal service (enabling "analysis in context"), bottom-line answers, and objectivity. To support this promise, META Group maintains a client-to-analyst ratio of 50:1 -- among the lowest in the industry -- and reinvests almost 50% of its revenue back into research and client services. For details, connect with www.metagroup.com.

     Statements above that are not historical facts may be considered forward-looking statements that involve risks and uncertainties. Actual results could differ materially as a result of a variety of factors, including the level and timing of renewals of subscription to Continuous Services; the timing and amount of business generated by META Group; the mix of domestic versus international business; the timing of the development, introduction, marketing, and market acceptance of new products and services; the timing of the hiring of research analysts; changes in the spending patterns of the META Group target clients; changes in the market demand for IT research and analysis and competitive conditions in the industry; as well as other risks and uncertainties detailed from time to time in the META Group filings with the Securities and Exchange Commission.